                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     P.A.M. TRANSPORTATION SERVICES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                      P.A.M. TRANSPORTATION SERVICES, INC.
                                HIGHWAY 412 WEST
                           TONTITOWN, ARKANSAS  72770

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS





To the Holders of Common Stock of P.A.M. Transportation Services, Inc.:


       Notice is hereby given that the Annual Meeting of Stockholders of P.A.M. Transportation Services, Inc., a Delaware corporation (the "Company"), will be held at the Holiday Inn, 1500 South 48th Street, Springdale, Arkansas 72762, on Thursday, May 25, 1995 at 10:00 a.m., local time, for the following purposes:

(1) To set the number of directors for the ensuing year at six and to elect six directors to serve for a term of one year and until their successors have been elected and qualified; and

(2) To conduct such other business as may properly come before the meeting or any adjournment thereof.

       Only stockholders of record as of the close of business on April 11, 1995 will be entitled to notice of and to vote at said meeting or any adjournment thereof.

                                         By Order of the Board of Directors




                                         Robert W. Weaver
                                         President and Chief Executive Officer
April 24, 1995





IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING RETURN ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED BY THE SENDER IF MAILED WITHIN THE UNITED STATES.

                      P.A.M. TRANSPORTATION SERVICES, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 25, 1995

                                PROXY STATEMENT



       This proxy statement and form of proxy, which are first being mailed to stockholders on or about April 24, 1995, are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of P.A.M. Transportation Services, Inc., for use at the Annual Meeting of Stockholders of the Company to be held at the Holiday Inn, 1500 South 48th Street, Springdale, Arkansas on Thursday, May 25, 1995, at 10:00 a.m. local time and at any or all adjournments thereof. The address of the principal executive offices of the Company is Highway 412 West, Tontitown, Arkansas 72770 and the Company's telephone number is (501) 361-9111.

       The cost of this solicitation will be borne by the Company. In addition to the mails, proxies may be solicited by officers and regular employees of the Company, without remuneration, by personal interviews, telephone and telegraph. It is anticipated that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to beneficial owners of stock entitled to vote at the meeting, and such persons will be reimbursed for the out-of-pocket expenses incurred by them in this connection.

       Any proxy given pursuant to this solicitation may be revoked by any stockholder who attends the meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies which are returned properly executed and not revoked will be voted in accordance with the stockholder's directions specified thereon. Where no direction is specified, proxies will be voted FOR each of the matters set forth in the Notice accompanying this proxy statement. Abstentions and broker non-votes will not be counted as votes either in favor of or against the matter with respect to which the abstention or broker non-vote relates; however, with respect to any proposal other than the election of directors, abstentions and broker non-votes would have the effect of a vote against such proposal.

       Only stockholders of record at the close of business on April 11, 1995 will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. As of April 11, 1995, the Company had outstanding 4,966,357 shares of common stock. Each share of common stock issued and outstanding on such record date is entitled to one vote.


                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


       The following table sets forth certain information as of April 11, 1995 with respect to ownership of the outstanding common stock by (i) all persons known to the Company to own beneficially more than five percent (5%) of any class of outstanding stock of the Company, (ii) each director of the Company and each nominee for director, (iii) each of the "Named Executive Officers" of the Company as shown in "Executive Compensation" herein, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the named person has sole voting and investment powers with respect to all shares.

                                                            Shares of                     Percent
                                                           Common Stock                      of
                   Beneficial Owner                     Beneficially Owned                 Class
         -----------------------------------            ------------------               ---------
         MJM First Limited Partnership                     5,602,713 (1)                    69.6%
         c/o Properties Management, Inc.
         12225 Stephens Road
         Warren, Michigan  48091

         Robert W. Weaver                                    605,428 (2)                    12.2%
         4470 Bridgewater Lane
         Fayetteville, Arkansas 72701

         Daniel C. Sullivan                                   11,000 (3)                      *

         William E. Morrissey                                  4,000 (4)                      *

         Beryl L. Shroyer                                      4,000 (4)                      *

         Ronald W. Lech                                        6,000 (4)                      *

         Matthew T. Moroun                                     4,000 (4)                      *

         W. Clif Lawson                                       43,600 (5)                      *

         Directors and Executive Officers                    719,841 (6)                    14.2%
              as a Group (8 persons)

____________________

 *  Less than 1%.

(1) Includes presently exercisable warrants to purchase 3,092,000 shares of common stock of the Company. The percentage shown assumes such warrants have been exercised in full. MJM First Limited Partnership may be deemed to be under common control with Central Transport, Inc., with whom the Company has certain business relationships. See "Certain Relationships and Related Transactions."
(2) Includes 15,000 shares subject to presently exercisable incentive stock options.
(3) Includes 11,000 shares subject to non-qualified stock options.
(4) Includes 4,000 shares subject to non-qualified stock options.
(5) Includes 27,000 shares subject to presently exercisable incentive stock options.
(6) Includes 69,000 shares subject to presently exercisable incentive stock options and 27,000 shares subject to non-qualified stock options.


       There are no arrangements known to the Company, the operation of which may, at a subsequent date, result in a change in control of the Company.

                             ELECTION OF DIRECTORS

       Pursuant to the By-Laws of the Company, the number of members of the Board of Directors to be set by resolution of the stockholders is proposed to be six, all of whom are to be elected at the Annual Meeting. Proxies received will be voted for the nominees named below, unless authority to do so is withheld. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the persons named as proxies therein will have discretionary authority to vote the proxies for the election of such person or persons as may be nominated in substitution by the present Board of Directors. Management knows of no current circumstances which would render any nominee named herein unable to accept nomination or to serve if elected.

       Members of the Board of Directors are elected annually to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

       The following persons have been nominated by management for election to the Board of Directors:

       ROBERT W. WEAVER, age 45, is a co-founder of the Company and served as its Vice President and a director from March 1980 to June 1986. He was President and Chief Operating Officer and a director from June 1986 until he resigned in February 1987. Between February 1987 and September 1989, he was self-employed as a transportation consultant. In September 1989, Mr. Weaver returned to the Company as President and Chief Operating Officer and a director. On February 22, 1990, he was appointed Chief Executive Officer.

       DANIEL C. SULLIVAN, age 54, has been a practicing attorney, specializing in transportation law, for more than ten years. Mr. Sullivan is currently a member of the firm of Sullivan & Hincks, Oak Brook, Illinois. Mr. Sullivan served as President of ITOFCA Consolidators, Inc. from September 1990 to December 7, 1990, at which time he resigned subsequent to a change in control of that company. ITOFCA filed a petition under Chapter 11 of the Bankruptcy Code in the spring of 1991. Mr. Sullivan has served as a director of the Company since June 1986.

       WILLIAM E. MORRISSEY, age 64, has served as the President of Universal Am-Can Ltd., a truckload carrier based in Warren, Michigan, since July 1989. From July 1986 to July 1989, he served as Vice President of that company. Universal Am-Can Ltd. is a wholly-owned subsidiary of CenTra, Inc., a transportation holding company based in Warren, Michigan. Mr. Morrissey has served as a director of the Company since May 1990.

       BERYL L. SHROYER, age 59, has served as Vice President-Finance of CenTra, Inc., a transportation holding company based in Warren, Michigan, since 1977. Mr. Shroyer has served as a director of the Company since May 1990.

       RONALD W. LECH, age 65, has served as a director and Senior Executive Vice President of CenTra, Inc., a transportation holding company based in Warren, Michigan, since 1972. Mr. Lech is a director and executive officer of Central Transport, Inc., a wholly-owned subsidiary of CenTra, Inc. Mr. Lech has served as a director of the Company since May 1992.

       MATTHEW T. MOROUN, age 22, is a stockholder and director of CenTra, Inc., a transportation holding company based in Warren, Michigan, and since January 1995, has been a director, stockholder and employee of Liberty Bell Agency, an insurance claims adjustment company based in Sterling Heights, Michigan. Prior to 1995, Mr. Moroun attended Dickinson College, Carlisle, Pennsylvania, where he earned his bachelors degree in December 1994. Mr. Moroun has served as a director of the Company since May 1992.

       The Company has had certain business relationships with Universal Am-Can, Ltd. and Central Transport, Inc., wholly-owned subsidiaries of CenTra, Inc., and Liberty Bell Agency. See "Certain Relationships and Related Transactions."

COMMITTEES OF THE BOARD AND MEETINGS

       The Company's Board of Directors has the following standing committees:

   (A) The Executive Committee, currently comprised of Messrs. Weaver, Moroun and Lech, whose function is to exercise the authority of the Board of Directors in accordance with the By-Laws of the Company between regular meetings of the Board. The Executive Committee held no meetings during 1994.

   (B) The Audit Committee, currently comprised of Messrs. Sullivan, Shroyer, Morrissey and Moroun, whose function is to review and make recommendations to the Board of Directors on the Company's audit procedures and independent auditors' report to management and to recommend to the Board of Directors the appointment of independent auditors for the Company. The Audit Committee held one meeting during 1994.

   (C) The Compensation and Stock Option Committee, currently comprised of Messrs. Lech and Morrissey, whose function is to review and make recommendations to the Board of Directors with respect to compensation of officers of the Company as well as to administer the Company's Incentive and Non-Qualified Stock Option Plans. The Compensation and Stock Option Committee took action once by unanimous written consent during 1994.

   The Company does not have a Directors Nominating Committee, that function being reserved to the entire Board of Directors. The Company does not have any formal procedure for considering stockholders' suggestions for director nominees prior to the solicitation of proxies. At the Annual Meeting, the Chair will entertain nominations for directors in accordance with the Company's By-Laws and Robert's Rules of Order.

   During 1994, the Board of Directors held a total of seven meetings and acted twice by unanimous written consent. With the exception of Mr. Moroun, each incumbent director attended at least 75% of the aggregate of all meetings held by the Board of Directors and by committees of the Board on which the director served during the director's period of service.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain officers and persons who own more than 10% of the outstanding common stock of the Company, to file with the Securities and Exchange Commission reports of changes in ownership of the common stock of the Company held by such persons. Officers, directors and greater than 10% stockholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended December 31, 1994, the Company's officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them, except as follows: Robert W. Weaver filed one report on Form 4 late covering a gift transaction.

                             EXECUTIVE COMPENSATION


   The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each other executive officer whose salary and bonus exceeded $100,000 (the "Named Executive Officers") for the years ended December 31, 1994, 1993 and 1992:


                           SUMMARY COMPENSATION TABLE

                                                                            Long-Term
                                                                            Compensation

                                            Annual Compensation                Awards
                                    ---------------------------------------------------------------------
                                                                                                 All
       Name                                                                  Securities         Other
       and Principal                                                         Underlying        Compen-
       Position                       Year        Salary      Bonus         Options (#)       sation (a)
      ---------------------------------------------------------------------------------------------------
       Robert W. Weaver              1994        $225,000    $33,750              --             $1,322
       President and Chief           1993         219,252         --            25,000            1,209
         Executive Officer;          1992         187,500         --              --              1,209
         Director

       W. Clif Lawson                1994        $111,050    $17,138              --             $1,019
       Executive Vice President      1993          98,707         --            45,000              664
         and Chief Operating         1992          91,608         --              --              1,064
         Officer

       (a) Represents amounts contributed by the Company pursuant to the Company's 401(k) Plan and life insurance premiums paid by the Company.


STOCK OPTION PLANS

       During 1994, no stock options were granted to or exercised by any Named Executive Officer.

       The following table shows the fiscal year-end values of unexercised options held by each Named Executive Officer:


                        FISCAL YEAR-END OPTION VALUES
- --------------------------------------------------------------------------------
                                                          Value of Unexercised
                           Number of Securities               In-the-Money
                          Underlying Unexercised               Options at
       Name             Options at Fiscal Year-End          Fiscal Year-End(a)
- ------------------     ----------------------------       ----------------------

                        Exercisable/Unexercisable        Exercisable/Unexercisable
                        -------------------------        -------------------------
Robert W. Weaver            15,000 / 10,000                 $54,375 / $36,250

W. Clif Lawson              27,000 / 18,000                 $97,875 / $65,250


(a) Dollar values were calculated by determining the difference between the fair market value of the underlying securities at year end and the exercise price of the options.

COMPENSATION OF DIRECTORS

       Non-employee directors are currently paid $3,000 per year and $1,000 per Board or committee meeting attended, plus their expenses in attending such meetings. Directors who are also Company employees are not additionally compensated for their services as members of the Board of Directors.

       Pursuant to automatic grant provisions under the Company's Non-Qualified Stock Option Plan, on March 2 of each year, each non-employee is granted an option to purchase 1,000 shares of Common Stock, at an exercise price equal to 100% of the fair market value of such stock on the date of grant. During 1994, options were granted to the then five non-employee directors of the Company covering an aggregate of 5,000 shares of Common Stock at a per share exercise price of $6.00. Such options were granted to Ronald W. Lech, Matthew T. Moroun, William E. Morrissey, Beryl L. Shroyer and Daniel C. Sullivan.

ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

       Ronald W. Lech served as a member of the Company's Compensation and Stock Option Committee during 1994. Mr. Lech is a director and executive officer of both CenTra, Inc. ("CenTra") and its subsidiary, Central Transport, Inc. ("Central"). Prior to January 31, 1994, Central owned certain shares of voting preferred stock of the Company and the Company has had certain business relationships with Central and other subsidiaries of CenTra, as described more fully below. William E. Morrissey served as a member of the Compensation and Stock Option Committee during 1994, and is the President of Universal Am-Can, Ltd., with whom the Company has had a business relationship, as described more fully below.

       In February 1990, the Company issued to Central 2,000,000 shares of 12% Cumulative Voting Preferred Stock and seven year warrants to purchase an aggregate of 3,092,000 shares of the Company's common stock, which warrants are exercisable at the price of $1.50 per share. Central paid the Company approximately $3 million in consideration of the issuance of these securities. At the same time, MJM First Limited Partnership purchased 52% of the Company's outstanding common stock from the Company's former majority stockholders. The warrants were then sold by Central to MJM. On January 31, 1994 the Company redeemed all 2,000,000 shares of the Preferred Stock owned by Central for $4,425,205.

       During 1994, Central made payments to the Company in the aggregate amount of $7,650,500. The principal components of these payments included freight transported for Central ($6,635,565), equipment lease payments ($723,373) and miscellaneous services or expenses ($291,562).

       During 1994, the Company made payments to Central in the aggregate amount of $9,144,555. The principal components of these payments included road service ($423,135) and fuel ($8,435,997), with the balance comprised of miscellaneous services or expenses ($285,423). Also during 1994, the Company made payments to two other transportation subsidiaries of CenTra in the aggregate amount of $464,773 for tires and road service, and made equipment lease payments of $561,746 to a division of Universal Am-Can, Ltd.

       During 1994, the Company made liability insurance premium payments of $306,902 to Liberty Bell Agency, of which Matthew T. Moroun is a stockholder, director and employee.

       In 1992, the Company entered into a financing arrangement with Central pursuant to which the Company purchased certain tractors from Central. The Company executed a $4 million promissory note to Central, which was payable over four years with interest at the rate of 9% per annum. During 1994, the Company retired the note and paid Central a balance of $2,261,449.

       In May 1993, the Company negotiated a financing arrangement with Central pursuant to which the Company purchased certain revenue equipment previously leased under an operating lease with Central. The Company executed a $2.4 million promissory note to Central, which is payable in monthly installments of $59,724 through September 1996 and bears interest at the rate of 9% per annum.

       During 1994, the Company and its subsidiary, P.A.M. Transport, Inc., had a $5 million line of credit agreement with Central. The line of credit expired January 1, 1995 and was not renewed, bore interest at 1/2% over the prime rate of the Company's principal bank lender, was subordinate to the Company's bank line of credit, and was collateralized by all assets of the Company other than accounts receivable. At December 31, 1994, the Company had no amounts outstanding under this line of credit. During 1994, the Company utilized this line of credit from time to time, with the greatest amount outstanding during the year totalling $2,856,704.

       Management believes that each of the above transactions was entered into on terms as favorable to the Company as could have been obtained from unaffiliated third parties, at the time such transactions were negotiated.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       See "Additional Information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions" which describes certain business relationships between the Company and certain of its directors.

       Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following Report of the Board of Directors on Executive Compensation and the Stockholder Return Performance Graph shall not be incorporated by reference into any such filings.


                          REPORT OF BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION


       The Company reported net income of $3.74 million or $.50 per share for the year ended December 31, 1994, and has been profitable since 1992. Prior to 1992, the Company experienced losses in each of the three years ended December 31, 1991, 1990 and 1989. The compensation paid to the executive officers of the Company, including the Chief Executive Officer, has been conservative in light of the financial performance of the Company prior to 1992 and as a part of its efforts to return to and increase profitability. To reward the executive officers of the Company for the Company's significantly improved performance in recent years, the executive officers were paid a cash bonus for fiscal 1994 under an Incentive Compensation Plan adopted by the Board of Directors (described below). The Company has a Compensation and Stock Option Committee, which acted once by unanimous written consent during 1994 for the purpose of awarding a stock option to one employee who is not an executive officer of the Company.

       For fiscal 1994 and 1995, the Board of Directors has adopted an Incentive Compensation Plan covering all employees (except employees who are participating in an existing cash bonus plan), including the executive officers, which provides for the payment of a cash bonus for any calendar year in which the Company achieves certain specified operating ratios. For each targeted operating ratio goal, participating employees will earn a specified percentage of their base compensation as a cash bonus. The Board of Directors believes this program will serve as an incentive to all participating employees (currently approximately 200 employees) to give greater effort on behalf of the Company.

       With respect to the Chief Executive Officer of the Company, from February 1990 through December 31, 1994, Robert W. Weaver was compensated pursuant to an Employment Agreement, pursuant to which his annual base salary for 1994 was $225,000. The terms of the Employment Agreement were negotiated between the Company and Mr. Weaver at the time of a change in control of the Company which occurred in February 1990. During 1994, pursuant to the Company's Incentive Compensation Plan, Mr. Weaver was also paid a bonus of $33,750. Mr. Weaver did not receive any other bonus or incentive compensation during 1994. The Board of Directors believes that Mr. Weaver's compensation level compares favorably with other chief executive officers of public transportation companies similarly situated.

       With respect to the other executive officers of the Company, including
(i) the Executive Vice President and Chief Operating Officer and (ii) the Vice President-Finance and Chief Financial Officer, the Board of Directors believes that compensation of these individuals prior to 1994 has been modest. Prior to 1994, salary and bonus for each of these individuals amounted to less than $100,000 per year. These officers received a cash bonus during 1994 in the amounts of $17,138 and $13,350, respectively, under the Company's Incentive Compensation Plan, reflecting the Company's improved performance.

       The Company maintains an Incentive Stock Option Plan and a Non-Qualified Stock Option Plan for the purpose of awarding options to its executive officers and other key employees in the discretion of the Compensation and Stock Option Committee. During 1994, no stock options were granted to any Named Executive Officer.

       The Board of Directors expects that as the Company's performance continues to improve, the Compensation and Stock Option Committee may take action in the future, based upon guidelines provided by the Board of Directors, to provide additional incentive compensation to the Company's executive officers. The Company's future compensation policies will be developed in light of the Company's profitability and with the goal of rewarding members of management for their contributions to the Company's success.

       It is the Company's intention that the compensation to be paid to its executive officers will not exceed the present maximum allowable amount for purposes of deductibility set forth in the Internal Revenue Code.

            Robert W. Weaver                        Daniel C. Sullivan
            William E. Morrissey                    Beryl L. Shroyer
            Ronald W. Lech                          Matthew T. Moroun

                      STOCKHOLDER RETURN PERFORMANCE GRAPH


       Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's common stock against the cumulative total return of the CRSP Total Return Index for the NASDAQ Stock Market (U.S. Companies) and the CRSP Total Return Index for the NASDAQ Trucking and Transportation Stocks for the period of five years commencing December 31, 1989 and ending December 31, 1994. The graph assumes that the value of the investment in the Company's common stock and each index was $100 on December 31, 1989.


                      P.A.M. TRANSPORTATION SERVICES, INC.
                      STOCKHOLDER RETURN PREFORMANCE GRAPH
                                      1994

                                    (GRAPH)

- -----------------------------------------------------------------------------------------------------------
                                              1989       1990       1991        1992       1993       1994
- -----------------------------------------------------------------------------------------------------------
PTSI                                        $100.00     $70.83    $ 58.33     $166.67    $833.33    $800.00
NASDAQ Stock market U.S.                    $100.00     $84.92    $136.28     $158.58    $180.93    $176.92
NASDAQ Trucking & Transportation Stocks     $100.00     $77.65    $112.89     $138.15    $167.84    $152.19
- -----------------------------------------------------------------------------------------------------------

                         INDEPENDENT PUBLIC ACCOUNTANTS


       Ernst & Young LLP served as the independent auditors of the Company for the fiscal year ended December 31, 1994. No auditors have yet been selected as the independent auditors for the Company for the fiscal year ending December 31, 1995. Such selection will be made by the Board of Directors upon the recommendation of the Audit Committee. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders.


             ANNUAL REPORT TO STOCKHOLDERS AND REPORT ON FORM 10-K


       Additional information concerning the Company, including financial statements of the Company, is provided in the Company's 1994 Annual Report to Stockholders that accompanies this proxy statement. The Company's Annual Report on Form 10-K for the year ended December 31, 1994, as filed with the Securities and Exchange Commission, is available to stockholders who make a written request therefor to the Secretary of the Company, Larry J. Goddard, at the offices of the Company, Highway 412 West, P.O. Box 188, Tontitown, Arkansas 72770. Copies of exhibits filed with that report or referenced therein will be furnished to stockholders of record upon request and payment of the Company's expenses in furnishing such documents.


                             STOCKHOLDER PROPOSALS


       Any proposal to be presented at next year's Annual Meeting must be received at the principal executive offices of the Company not later than December 28, 1995, directed to the attention of the Secretary, for consideration for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.


                                 OTHER MATTERS


       Management does not know of any matters to be brought before the meeting other than those referred to above. If any other matter properly comes before the meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

                                       By Order of the Board of Directors




                                       Robert W. Weaver
                                       President and Chief Executive Officer

April 24, 1995

                                                                     APPENDIX A

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                       OF
                      P.A.M. TRANSPORTATION SERVICES, INC.

    The undersigned stockholder(s) of P.A.M. Transportation Services, Inc., a Delaware corporation, hereby appoints Robert W. Weaver and Larry J. Goddard, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1995 Annual Meeting of Stockholders of P.A.M. Transportation Services, Inc. to be held on Thursday, May 25, 1995 at 10:00 a.m. local time at the Holiday Inn, 1500 South 48th Street, Springdale, Arkansas 72762, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

(1) To set the number of directors for the ensuing year at six, and to elect six directors for a term of one year and until their successors are elected and qualified:

    / /  FOR all nominees listed below (except as             / /  WITHHOLD AUTHORITY to vote for all nominees
         otherwise indicated below)

           Robert W. Weaver; Daniel C. Sullivan; William E. Morrissey;
               Beryl L. Shroyer; Ronald W. Lech; Matthew T. Moroun

If you wish to withhold authority to vote for any individual nominee(s), write the name(s) on the line below:

- --------------------------------------------------------------------------------

(2) In their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment thereof.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. This proxy, when properly executed, will be voted in accordance with directions given by the undersigned stockholder. IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR PROPOSAL 1 AND AS PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

                                                  Dated:                  , 1995
                                                        ------------------

                                                  ------------------------------
                                                            Signature

                                                  ------------------------------
                                                            Signature

                                                  (This Proxy should be marked,
                                                  dated, and signed by the
                                                  stockholder(s) exactly as his
                                                  or her name appears hereon,
                                                  and returned promptly in the
                                                  enclosed envelope. Persons
                                                  signing in a fiduciary
                                                  capacity should so indicate.
                                                  If shares are held by joint
                                                  tenants or as community
                                                  property, both should sign).